Exhibit 8.2

March 26, 2014

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L 1A2

Re:	Canadian Imperial Bank of Commerce
Issue of Securities Linked to the S&P 500® Index due September 26, 2016

Ladies and Gentlemen:

We have acted as Canadian counsel to Canadian Imperial Bank of Commerce, a Canadian bank (the “Bank”) governed by the Bank Act (Canada), in connection with the issuance of US$3,000,000 aggregate face amount of Index-Linked Market Plus Non-Principal Protected Notes Linked to the S&P 500® Index due September 26, 2016 (the “Notes”), as described in the Bank’s Pricing Supplement dated March 21, 2014 (the “Pricing Supplement”) to the Prospectus Supplement dated September 25, 2012 and the Prospectus dated May 4, 2012 contained in the Registration Statement on Form F-3, File No. 333-180771 (the “Registration Statement”). Subject to the qualifications, assumptions, limitations and understandings set out therein, the statements as to matters of law set forth under the heading “Certain Canadian Federal Income Tax Considerations” in the Pricing Supplement fairly summarize, as at the date hereof, the principal Canadian federal income tax considerations generally applicable to a holder of Notes described therein.

The foregoing opinion assumes that no holder of Notes, or any person or partnership that does not deal at arm’s length with such a holder, as part of a transaction or series of transactions or events that includes the acquisition of the Notes by a holder (i) has an interest in, or for civil law any right in, property that secures payment of the debt under the Notes which was provided directly or indirectly by a person who is a non-resident of Canada, (ii) is indebted to a person who is a non-resident of Canada under a debt or other obligation for which recourse is limited either immediately or in the future and either absolutely or contingently to the debt arising under the Notes or (iii) is indebted to a person who is a non-resident of Canada, which indebtedness was entered into on the condition that the loans under the Notes be advanced.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K of the Bank filed with the Securities and Exchange Commission and thereby incorporated by reference into the Bank’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP